                                   EXHIBIT 11

                                  (Unaudited)
                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

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                                                      Three months ended     Nine months ended
                                                          February 28,          February 28,
                                                         1995     1994         1995     1994
                                                         ----     ----         ----     ----
                                                             In thousands except per share

AVERAGE SHARES OUTSTANDING
 Primary:
    Average shares outstanding                           12,395    11,026    12,455    11,020
    Stock options and other equivalents -
     treasury stock method using
     average market prices                                  157       140       166        97
                                                         ------    ------    ------    ------
                                        TOTAL            12,552    11,166    12,621    11,117
                                                         ======    ======    ======    ======

 Fully diluted:
    Average common shares outstanding                    12,395    11,026    12,455    11,020
    Stock options and other equivalents -
        treasury stock method using end of
        quarter market price if higher than
        average                                             157       140       166        97
                                                         ------    ------    ------    ------
                                        TOTAL            12,552    11,166    12,621    11,117
                                                         ======    ======    ======    ======

NET INCOME APPLICABLE TO COMMON STOCK
 Primary:
    Net income                                          $ 6,876   $ 2,866   $29,652   $ 9,877
    Adjustments:
        Dividend on preferred stock                          (7)       (7)      (22)     (22)
        Contingent price amortization                        58        58       174       174
                                                         ------    ------    ------    ------
                                        TOTAL           $ 6,927   $ 2,917   $29,804   $10,029
                                                         ======    ======    ======    ======

 Fully diluted:
    Net income                                          $ 6,876   $ 2,866   $29,652   $ 9,877
    Adjustments:
        Dividend on preferred stock                          (7)       (7)      (22)     (22)
        Contingent price amortization                        58        58       174       174
                                                         ------    ------    ------    ------
                                        TOTAL           $ 6,927   $ 2,917   $29,804   $10,029
                                                         ======    ======    ======    ======

PER SHARE
 Primary:
    Net income per common share
        and common equivalent share                     $   .55   $   .26   $  2.36   $   .90
                                                         ======    ======    ======    ======
 Fully diluted:
    Net income per common share and
        dilutive common equivalent share                $   .55   $   .26   $  2.36   $   .90
                                                         ======    ======    ======    ======
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